UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2006

CERAMICS PROCESS SYSTEMS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-16088	04-2832409
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
111 South Worcester Street, Chartley, Massachusetts		02712-0338
(Address of principal executive offices)		(Zip Code)

Registrant`s telephone number, including area code		508-222-0614

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to rule 14d-2(b) under the
Exchange Act (17CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4( c)) under the
Exchange Act (17 CFR 240.13e-4( c)).

Item 1.01 Entry into a Material Definitive Agreement

On July 19, 2006 Ceramics Process Systems Corporation (CPS) entered into a commercial lease with Gifford Investments, Inc ("Gifford"), a Massachusetts corporation, for use of buildings and real estate located at 111 South Worcester Street, Chartley, Massachusetts 02712.

There is no relationship between CPS and Gifford other than the arms-length relationship of tenant and landlord as evidenced by the commercial lease.

The leased premises are 37,520 square feet of rentable space located on approximately seven (7) acres of land at 111 South Worcester Street, Chartley, Massachusetts 02712. The term of the lease is ten (10) years, commencing as of March 1, 2006 and ending on February 29, 2016. The lease is a standard form "triple net" lease wherein CPS is responsible for taxes, utilities and maintenance. Rent due under the lease is $8,333.33 per month in the first year of the term, increasing from year-to-year to $12,500.00 in the last year of the term.

During the term of the lease CPS has an option to purchase the leased premises and property from Gifford for the fair market value or $1,100,000, whichever is highest; CPS also has a right of first offer.

A copy of the lease is attached hereto as Exhibit 1.1 and is incorporated herein by reference.

Item 8.01. Other Events

On July 24, 2006, the Company issued a press release announcing the lease entered into between CPS and Gifford on July 19, 2006 as described above in Item 1.01. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9 Exhibits

Exhibit Number Description

1.1 Standard Form Commercial Lease dated July 19, 2006

99.1 Press Release dated July 24, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Ceramics Process Systems Corporation (Registrant)
Date: July 24, 2006	/s/ Grant C. Bennett Grant C. Bennett President and Treasurer (Principal Executive Officer)